Exhibit 10.10

COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (this “Agreement”) is made and entered into this 6th day of May, 2022, by and between the undersigned employer entity (the “Company”) and the undersigned employee of the Company (the “Employee”) and sets forth the terms and conditions for any and all bonus and/or other compensation payments of any sort (including, but not limited to, any salary) (“Bonus and/or Other Payment”) made by the Company to the Employee.

Employee acknowledges and agrees that if Employee elects not to sign this Agreement, Employee will not receive the Bonus and/or Other Payment described herein and Employee’s compensation program will remain unchanged from the current program.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Employee hereby agree as follows:

1.	Compensation and Relocation

a.

From May 1, 2022 through May 1, 2025 (the “Committed Time Period”), the Company shall pay Employee an annual base salary at the rate of $600,000 (the “Base Salary”) which is an annual increase of $84,400 (the “Base Salary Increase”). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but in no event shall the Base Salary be paid to Employee less frequently than monthly.

b.

During the Committed Time Period, the Employee will be eligible to receive an annual cash bonus in an amount equal to $600,000 subject to achieving performance goals established by the Company’s Board or Compensation Committee in its discretion (the “Cash Bonus”) which is an annual increase of $84,400 (the “Cash Bonus Increase”).

c.	Within thirty days after signing this Agreement, the Company will pay Employee a one-time retention bonus in the amount of $500,000 (the “Signing Bonus”).

d.	Employee shall move to Lafayette, Louisiana no later than January 31, 2023.

e.

Employee was previously granted certain Restricted Stock Units under one or more Restricted Stock Unit Awards (Performance-Based) Agreements (the “PSU Award Agreement”), which are subject to the Company’s management incentive plan (the “Plan” and such units the “PSUs”). The percentage of such PSUs that vest upon a Change in Control (as defined in the Plan) is based upon the Total Enterprise Value (as defined in the applicable PSU Award Agreement) as of such Change in Control, and the applicable PSU Award Agreements are hereby amended to reduce the applicable Total Enterprise Value in accordance with the table below (the “PSU Amendment”). All other terms relating to such PSU Awards (except as provided otherwise in this Agreement) shall remain unchanged and be governed by the applicable PSU Award Agreement.

TEV Multiple	Vesting Percentage
TEV Less than $731.3 Million	0%
TEV Equals $731.3 Million	10%
TEV Equals $800 Million	50%
TEV Equals $1,050 Million	75%
TEV Equals or Exceeds $1,300.0 Million	100%

Compensation Agreement – Keith Mullett	Page 1 of 5

2.	No Bonus and/or Other Payment is due or payable unless the Employee is employed by the Company on the date such Bonus and/or Other Payment is paid by the Company.

3.	If the Employee elects to terminate his/her employment with the Company such that the Employee’s last date of employment with the Company is on or after the end of the:

•	Committed Time Period,

and the Employee gives the Company less than:

•	60 days’ advance notice of the Employee’s last day of employment with the Company,

then the Employee hereby agrees:

•

to promptly pay back to the Company any payments of the Cash Bonus Increase the Employee received from the Company (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•

to promptly pay back to the Company any payments of the Base Salary Increase the Employee received from the Company (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•	to promptly pay back to the Company any Signing Bonus the Employee received from the Company, plus

•	the PSU Amendment shall be rescinded such that the PSUs revert to their vesting threshold terms prior to such PSU Amendment, and the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay back any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay back any bonus to the Company under this Section, the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his or her job duties or intentionally avoids doing his or her job duties, the parties agree that such refusal would constitute the Employee electing to terminate his or her employment with the Company.

4.	The Business Protection Agreement that Employee previously signed shall continue in effect, and Employee shall remain in compliance with the terms thereof.

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5.

During Employee’s employment with the Company and following termination of such employment, Employee shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company or with respect to which Employee has any knowledge. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Employee also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Employee was employed by the Company or with respect to which Employee has any knowledge. The Company will provide reasonable compensation to Employee in respect of any cooperation or assistance under this section that is provided following termination of Employee’s employment, calculated on an hourly basis and will reimburse Employee for any expenses (including attorneys’ fees) reasonably incurred in connection with same (other than attorneys’ fees incurred by the Employee as a result of the Employee personally being the subject of any such litigation or investigation).

6.

If Section 11 indicates that the Employee and the Company are executing a Pledge, then the terms and provisions of the Pledge are hereby incorporated into and made a part of this Agreement as though such terms and provisions were set forth in full in this Agreement.

7.

If the Company transfers Employee’s employment to any of its affiliated, related or associated entities (the “Successor Company”), then all of Employee’s rights, obligations, duties and benefits under this Agreement shall apply to his/her employment with the Successor Company; such Successor Company shall have all of the rights, obligations, duties and benefits of the Company under this Agreement and shall have the right to enforce all of the rights and remedies of the Company under this Agreement; and the term “Company” for purposes of this Agreement shall include the Company and the Successor Company.

8.

The Company and the Employee hereby agree that if any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, illegal, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, the Employee and the Company hereby agree that such illegal, invalid or unenforceable provision shall be reformed to be enforceable to the maximum extent permitted by the law, or if reformation is not possible, in lieu of such illegal, invalid or unenforceable provision, a new provision shall be added automatically as part of this Agreement, which new provision shall be as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.

The Company and the Employee hereby agree that this Agreement shall apply with respect to any and all Bonus and/or Other Payment by the Company to the Employee after the date hereof, and any and all Bonus and/or Other Payment made by the Company to the Employee on or after the date hereof are in exchange for Employee’s agreement to be bound by this Agreement. Upon breach by Employee of this Agreement, the Company will have all remedies available at law or in equity including, without limitation, the right to require the repayment to the Company of any and all Bonus and/or Other Payment made by the Company to the Employee (to the extent allowed by law) and the right to sue for additional damages for breach of contract.

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10.

This Agreement is to be construed in accordance with the substantive laws (but not the conflicts laws) of the State of Texas. Venue for any suit regarding or relating to this Agreement shall lie exclusively with the courts of Tarrant County, Texas and the parties hereby consent to the exclusive jurisdiction of the federal and state courts located in Tarrant County, Texas.

11.	This Agreement includes a Compensation Agreement Pledge.

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The undersigned hereby agree to be bound by this Agreement, and if applicable, the Compensation Agreement Pledge.

PHI Group, Inc.

By:
Name:	Scott McCarty	KEITH MULLETT
Its: Date:	CEO 5/6/22	Signature:
		Date:	5-5-2022

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COMPENSATION AGREEMENT PLEDGE

As part of that certain Compensation Agreement entered into by and between the undersigned employer entity (the “Company”) and the undersigned employee of the Company (the “Employee”), the Company and the Employee have agreed to enter into this Compensation Agreement Pledge (this “Pledge”).

In signing the attached Compensation Agreement, the Employee hereby commits to work full time for the Company until at least:

•	The end of the Committed Time Period in the same capacity in which the Company hired the Employee.

The Employee hereby agrees that if the Employee voluntarily terminates his/her employment with the Company (or is terminated by the Company for Cause (as defined in the Plan)) prior to the end of the Committed Time Period, then the Employee agrees:

•

to promptly pay back to the Company any payments of the Cash Bonus Increase the Employee received from the Company (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•

to promptly pay back to the Company any payments of the Base Salary Increase the Employee received from the Company (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•	to promptly pay back to the Company any Signing Bonus the Employee received from the Company, plus

•	the PSU Amendment shall be rescinded such that the PSUs revert to their vesting threshold terms prior to such PSU Amendment, and

In the event the Employee is required to make any of the above payments to the Company, the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay any money to the Company, the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment.

The Employee agrees that the terms of the Compensation Agreement and Pledge (including any possible payment obligations of the Employee) are reasonable, and further acknowledges that he or she has carefully considered the terms thereof and the amounts of possible payment obligations of Employee and has concluded such terms and payments (should Employee have to pay make any such payments) do not and would not inhibit Employee’s ability to seek other employment.

Compensation Agreement Pledge – Keith Mullett	Page 1

Neither the Compensation Agreement nor this Pledge is a contract guaranteeing employment for any period of time. The Employee is an at-will employee of the Company, and as such, either the Employee or the Company may terminate the Employee’s employment with the Company at any time.

PHI Group, Inc.
PRINTED COMPANY NAME		KEITH MULLETT

By:		Signature:
Name:	Scott McCarty	Date:	5-5-2022
Its:	CEO
Date:	5/6/22

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